Exhibit 99.1

Socket Mobile Reports 2017 Financial Results

Cordless Barcode Scanning Revenue Grows 14.1 Percent Year Over Year

NEWARK, Calif., – February 15, 2018 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for the fourth quarter and year ended December 31, 2017.

Full Year Results:

Revenue for 2017 was $21.3 million, an increase of 2.4 percent over 2016 revenue of $20.8 million. Cordless barcode scanning revenue in 2017 was $20.4 million or 96 percent of total revenue compared to cordless barcode scanning revenue in 2016 of $17.9 million or 86 percent of total revenue, a year over year revenue increase of 14.1 percent.

Gross margins in 2017 were $11.4 million, or 53.5 percent of revenue, up from $10.4 million, or 50.2 percent in 2016, primarily due to component cost reductions and manufacturing efficiencies. Operating expenses in 2017 were $9.0 million compared to operating expenses in 2016 of $7.9 million, an increase of 14.0 percent. Net income before tax in 2017 was $2.3 million compared to net income before tax in 2016 of $2.4 million.

EBITDA or earnings before interest, taxes, depreciation and amortization totaled $3.2 million in both years. EBITDA was 15.3 percent of revenue in 2016 and 14.8 percent of revenue in 2017.

The Company reported income tax expense of $3.8 million in 2017 and a tax benefit of $9.7 million in 2016. Income tax expense in 2017 consisted of alternative minimum taxes payable of $51,000, deferred tax assets applied to 2017 income before tax of $1.1 million and a revaluation of deferred tax assets downward in the fourth quarter to reflect a lower effective corporate income tax rate applicable to 2018 and beyond estimated at 28 percent. Income tax expense in 2016 consisted of alternative minimum taxes payable of $82,000 and recording deferred tax assets of $9.8 million that were restored to the balance sheet at the end of 2016 and credited to net income. Previously the Company had accounted for income taxes using a full valuation allowance.

The Company’s balance sheet at December 31, 2017 included cash of $3.4 million, up from cash of $1.3 million at December 31, 2016. The current ratio (current assets divided by current liabilities) increased from 1.37 at the end of 2016 to 3.81 at the end of 2017. Total shareholders equity increased from $16.2 million at December 31, 2016 to $17.2 million at December 31, 2017. The increase in net equity included the conversion of $1.2 million of subordinated convertible notes and accrued interest into equity in September 2017.

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Fourth Quarter Results

Revenue for the fourth quarter of 2017 was $4.4 million, with gross margins of 53 percent, operating expenses of $2.3 million, and net income before income taxes of $68,000. Cordless barcode scanning revenue in 2017 was $4.2 million, almost all relating to small unit sales. Revenue in the fourth quarter of 2016 was $5.4 million. Cordless barcode scanning revenue in the fourth quarter of 2016 was $5.2 million and included $1.0 million in revenue from corporate deployments. As described under Full Year Results, the fourth quarter of both years included adjustments to deferred tax assets required under a change in accounting in 2016 and by changes to the corporate effective tax rate at the end of 2017 applicable to 2018 and beyond.

Comments from our Chief Executive Officer:

Kevin Mills, president and chief executive officer, commented, “2017 was a good building year for Socket Mobile. Our cordless barcode scanning revenue grew year over year at 14.1 percent and was 96 percent of our revenue in 2017. We improved our gross margins on sales from 50.2 percent a year ago to 53.5 percent in 2017 that helped fund planned increases in our operating expenses. We maintained operating profitability at 2016 levels and increased our cash from $1.3 million at the end of 2016 to $3.4 million at the end of 2017.

“We increased our operating expenses in 2017, particularly in product development, to accelerate the development of new data capture products to serve growing markets for mobile applications running on smart phones and tablets. Our registered developer base continues to grow as did the third-party applications entering the market that use our barcode scanners and drive our revenue. Our new family of DuraScan® barcode scanners, released in late 2016 and early 2017 to address the needs of mobile markets with more rugged environments such as field work, transportation and warehousing, are being well received. In 2018, many of the improvements in our durable products are being integrated into our SocketScan™ products. We also introduced a contactless reader/writer series, starting with model D600, which supports Near Field Communications (NFC) and other contactless technologies. We’ve redesigned our software developer kit (SDK) with new development tools to improve how application developers integrate use of our products into their applications. We’ve done so while maintaining profitable operations as measured by EBITDA and profit before taxes.

“The deferred tax assets we set up in the fourth quarter of 2016 were primarily related to future net operating loss carryforwards that shelter our taxable income. The adjustment to deferred taxes and deferred tax assets in the fourth quarter of 2017 did not affect cash and reflects the lower corporate tax rates that we will apply in 2018 and beyond while continuing to shelter our taxable income with net operating loss carryforwards.

“Our primary goals for 2018 are to continue to attract and support mobile application developers with data capture products designed for the mobile markets they serve with continued growth and profitability,” Mills concluded.

Subsequent Event

We commenced a tender offer on February 2, 2018 to purchase up to 1,250,000 shares of our common stock at a price not less than $3.75 per share or more than $4.25 per share. The offer expires on March 9, 2018 unless extended.

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Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151passcode 8641467. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UAlTAZqQIZwePN. A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, transportation, manufacturing and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of thousands of developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and DuraScan are registered trademarks of Socket Mobile, Inc. Registration is pending for SocketScan. All other trademarks and trade names contained herein may be those of their respective owners.

© 2018 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact

David Dunlap

Chief Financial Officer

510/933-3035

dave@socketmobile.com

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,					Three Months ended Dec 31,
		(Unaudited) 2017			2016*		(Unaudited) 2017			2016*
Revenue		$21,286			$20,788		$4,383			$5,430
Cost of revenue		9,896			10,354		2,062			2,711
Gross profit		11,390			10,434		2,321			2,719
Gross profit percent		53.5%			50.2%		53.0%			50.1%
Research and development		3,473			2,889		944			787
Sales and marketing		2,953			2,775		715			711
General and administrative		2,546			2,207		596			555
Total operating expenses		8,972			7,871		2,255			2,053
Interest income (expense), net		(80)			(131)		2			(29)
Net income before income taxes		2,338			2,432		68			637
Income taxes - current		(51)			(82)		3			(21)
Deferred taxes		(1,071)			9,797		(145)			9,797
Deferred taxes revaluation		(2,647)			—		(2,647)			—
Net income (loss)		$(1,431)			$12,147		$(2,721)			$10,413
Net income (loss) per share: Basic Fully diluted	$ $	(0.23 (0.23	) )	$ $	2.10 1.80	$ $	(0.39 (0.39	) )	$ $	1.78 1.40
Weighted average shares outstanding: Basic Fully diluted		6,293 6,293			5,793 6,820		7,008 7,008			5,863 7,437

*Derived from audited financial statements.

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Year ended Dec 31,		Three months ended Dec 31,
	2017	2016	2017	2016
Net income (loss) GAAP	$(1,431)	$12,147	$(2,721)	$10,413
Interest expense (income), net	80	131	(2)	29
Income tax expense (benefit)	3,769	(9,715)	2,789	(9,776)
Depreciation	314	279	78	70
Stock compensation expense	427	343	112	99
Net income EBITDA	$3,159	$3,185	$256	$835

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2017	2016*
Cash	$3,380	$1,319
Accounts receivable	2,687	2,867
Inventories	2,198	1,537
Deferred costs on shipments to distributors	204	948
Other current assets	386	260
Deferred tax assets	5,637	9,589
Property and equipment, net	663	564
Goodwill	4,427	4,427
Other assets	272	76
Total Assets	$19,854	$21,587
Accounts payable and accrued liabilities	$1,743	$2,214
Convertible notes payable	—	753
Deferred revenue on shipments to distributors	493	2,010
Deferred service revenue	61	73
Other liabilities	327	367
Total liabilities	$2,624	$5,417
Common stock	64,784	62,896
Accumulated deficit	(47,554)	(46,726)
Total stockholder equity	$17,230	$16,170
Total Liabilities and Equity	$19,854	$21,587

*Derived from audited financial statements.

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